Exhibit 99.1

Saia Reports Fourth Quarter Earnings per Share of $0.32

Revenues were $280 million with operating income increasing 46%

JOHNS CREEK, GA. – January 31, 2014 – Saia, Inc. (NASDAQ: SAIA), a leading transportation provider offering multi-regional less-than-truckload (LTL), non-asset truckload and logistics services, today reported improved fourth quarter 2013 results driven by effective revenue management and operational efficiencies. All prior period share and per share data in this release have been adjusted to reflect the Company’s June 2013 three for two stock split.

Fourth Quarter 2013 Compared to Fourth Quarter 2012 Results

•	Revenues were $280 million, an increase of 5.8%

•	Operating income increased 46% to $14.7 million compared to $10.1 million

•	Diluted earnings per share were $0.32 compared to $0.22

•	Operating ratio was 94.7 compared to 96.2

•	LTL tonnage per workday increased 2.9% as LTL shipments per workday were up 1.7% with a 1.2% increase in weight per shipment

•	LTL yield was up 2.3%

“Saia’s Quality Matters initiative continues to be the guiding force in advancing our value proposition in the marketplace. Saia employees across our organization are focused on providing consistent, superior customer service. These efforts have fueled another quarter of meaningful yield increase which combined with efficiency and technology initiatives led us to a 45% increase in earnings per share compared to the fourth quarter last year” said Saia President and Chief Executive Officer Rick O’Dell.

“Investments in technology, equipment and continuous on-going employee training have allowed Saia to post its ninth consecutive quarter of 98% on-time service. The combination of strong service and our committed pricing effort enabled Saia to improve its operating ratio by 150 basis points versus fourth quarter last year. With our recently expanded sales force, Saia ended the year with improving tonnage trends and we believe we are well positioned to grow our market share going forward,” O’Dell said.

2013 Results Compared to 2012 Results

•	Revenues were $1,139 million compared to $1,099 million

•	Operating income was $74.4 million compared to $58.7 million

•	Net income was $43.6 million compared to $32.0 million

•	Diluted earnings per share were $1.73 compared to $1.29

•	Operating ratio was 93.5 compared to 94.7

Saia, Inc. Fourth Quarter 2013 Results

Financial Position and Capital Expenditures

Total debt was $76.9 million at December 31, 2013. Net of the Company’s $0.2 million cash balance at quarter end, debt to total capital was 20.1%. This compares to total debt of $60.7 million and net debt to total capital of 19.2% in the prior year quarter.

Net capital expenditures in 2013 were $122 million. This compares to $83 million in the prior year. The Company currently plans net capital expenditures in 2014 of approximately $85 million. This expenditure level reflects primarily replacement of revenue equipment, and investments in technology and real estate projects.

Conference Call

Management will hold a conference call to discuss quarterly results today at 11:00 a.m. Eastern Time. To participate in the call, please dial 888-500-6950 or 719-457-2697 referencing conference ID #7135869. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the Company web site at www.saiacorp.com. A replay of the call will be offered two hours after the completion of the call through February 6, 2014 at 2:00 p.m. Eastern Time. The replay will be available by dialing 1-888-203-1112 or 719-457-0820.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. With headquarters in Georgia, Saia LTL Freight operates 147 terminals in 34 states. For more information on Saia, Inc. visit the Investor Relations section at www.saiacorp.com.

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, assumptions and uncertainties include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; integration risks; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment and other assets; governmental regulations, including but not limited to Hours of Service, engine emissions, the “Compliance, Safety, Accountability” (CSA) initiative, compliance with legislation requiring companies to evaluate their internal control over

Saia, Inc. Fourth Quarter 2013 Results

financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; effectiveness of Company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; increased costs as a result of recently enacted healthcare reform legislation and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings. As a result of these and other factors, no assurance can be given as to our future results and achievements. A forward looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur.

# # #

CONTACT:	Saia, Inc.
Doug Col
dcol@saia.com
678.542.3910

Saia, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$159	$321
Accounts receivable, net	117,937	106,814
Prepaid expenses and other	52,157	37,028

Total current assets	170,253	144,163
PROPERTY AND EQUIPMENT:
Cost	797,527	718,527
Less: accumulated depreciation	365,301	356,823

Net property and equipment	432,226	361,704
OTHER ASSETS	14,322	13,821

Total assets	$616,801	$519,688

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$50,799	$43,706
Wages and employees’ benefits	35,248	30,842
Other current liabilities	47,667	44,609
Current portion of long-term debt	7,143	22,143

Total current liabilities	140,857	141,300
OTHER LIABILITIES:
Long-term debt, less current portion	69,740	38,562
Deferred income taxes	69,916	55,611
Claims, insurance and other	31,496	29,696

Total other liabilities	171,152	123,869
STOCKHOLDERS’ EQUITY:
Common stock	24	24
Additional paid-in capital	213,648	206,969
Deferred compensation trust	(2,246)	(2,213)
Retained earnings	93,366	49,739

Total stockholders’ equity	304,792	254,519

Total liabilities and stockholders’ equity	$616,801	$519,688

Saia, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Quarters and Years Ended December 31, 2013 and 2012

(Amounts in thousands, except per share data)

(Unaudited)

	Fourth Quarter		Years
	2013	2012	2013	2012
OPERATING REVENUE	$279,655	$264,427	$1,139,094	$1,098,679
OPERATING EXPENSES:
Salaries, wages and employees’ benefits	144,019	136,284	572,487	546,755
Purchased transportation	17,952	15,350	72,975	74,521
Fuel, operating expenses and supplies	73,405	74,964	306,364	308,176
Operating taxes and licenses	8,530	9,222	36,513	38,283
Claims and insurance	7,409	6,303	25,494	24,712
Depreciation and amortization	13,799	12,304	51,564	47,985
Operating gains, net	(151)	(78)	(721)	(487)

Total operating expenses	264,963	254,349	1,064,676	1,039,945

OPERATING INCOME	14,692	10,078	74,418	58,734
NONOPERATING EXPENSES:
Interest expense	1,584	1,707	6,490	7,807
Other, net	(37)	(70)	(217)	(212)

Nonoperating expenses, net	1,547	1,637	6,273	7,595

INCOME BEFORE INCOME TAXES	13,145	8,441	68,145	51,139
Income tax expense	5,081	3,035	24,518	19,091

NET INCOME	$8,064	$5,406	$43,627	$32,048

Average common shares outstanding - basic	24,246	23,862	24,154	23,823

Average common shares outstanding - diluted	25,289	24,879	25,205	24,815

Basic earnings per share	$0.33	$0.23	$1.81	$1.35

Diluted earnings per share	$0.32	$0.22	$1.73	$1.29

Saia, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2013 and 2012

(Amounts in thousands)

(Unaudited)

	Years
	2013	2012
OPERATING ACTIVITIES:
Net cash provided by operating activities	$101,312	$100,675

Net cash provided by operating activities	101,312	100,675

INVESTING ACTIVITIES:
Acquisition of property and equipment	(126,358)	(86,120)
Proceeds from disposal of property and equipment	4,338	3,305
Acquisition of subsidiary, net of cash	—	(7,616)

Net cash used in investing activities	(122,020)	(90,431)

FINANCING ACTIVITIES:
Repayment of long-term debt	(22,143)	(22,143)
Borrowings of revolving credit agreement, net	38,327	9,990
Proceeds from stock option exercises	4,948	913
Other financing activities	(586)	—

Net cash used in financing activities	20,546	(11,240)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(162)	(996)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	321	1,317

CASH AND CASH EQUIVALENTS, END OF PERIOD	$159	$321

Saia, Inc. and Subsidiaries

Financial Information

For the Quarters Ended December 31, 2013 and 2012

(Unaudited)

					Fourth Quarter
		Fourth Quarter		%	Amount/Workday		%
		2013	2012	Change	2013	2012	Change
Workdays					62	62
Operating ratio		94.7%	96.2%
Tonnage (1)	LTL	888	863	2.9	14.32	13.91	2.9
	TL	187	157	19.2	3.02	2.53	19.2
Shipments (1)	LTL	1,490	1,466	1.7	24.04	23.64	1.7
	TL	27	23	18.0	0.43	0.37	18.0
Revenue/cwt. (2)	LTL	$14.46	$14.13	2.3
	TL	$5.73	$5.90	(2.7)
Revenue/shipment (2)	LTL	$172.22	$166.36	3.5
	TL	$802.35	$816.62	(1.7)
Pounds/shipment	LTL	1,191	1,177	1.2
	TL	13,992	13,851	1.0
Length of Haul		746	728	2.5

(1)	In thousands
(2)	Revenue does not include the adjustment required for financial statement purposes in accordance with the Company’s revenue recognition policy and other revenue.